EXHIBIT 10.(a)



                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into this 14TH day of January, 1997 (the "Effective Date") by and between HotelView Corporation, a Florida corporation ("HVC") and Pegasus Systems, Inc., a __________ corporation ("Pegasus").

                                    RECITALS

         A. HVC, a wholly owned subsidiary of Visual Data Corporation ("VDC"), produces and markets the HotelView/registered trademark/ Library (the "HVC Library") containing short, concise visual brochures ("vignettes") depicting the specific characteristics and amenities of hotels and resorts in full-motion visual form (collectively the "HVC Business").

         B. Pegasus provides transaction processing services between travel agents, airline reservation systems and to hotels, resorts, and hotel chains (individually the "Property" and collectively the "Properties").

         C. HVC wishes to engage Pegasus to promote the HVC Library to Properties, pursuant to the terms and conditions set forth herein and Pegasus wishes to be engaged by HVC to provide the services set forth herein.

         D. HVC wishes to grant Pegasus an irrevocable option to purchase up to thirty-three and one-third (33-1/3%) percent of the outstanding capital stock of HVC, pursuant to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the parties mutually agree as follows:

1. RECITALS. The recitals set forth above are true, correct and are herein incorporated by reference.

2. ENGAGEMENT. HVC hereby engages Pegasus to perform the services pursuant to the terms and conditions set forth herein and Pegasus hereby accepts such engagement.

3.       SERVICES TO BE PROVIDED BY PEGASUS.

         a. Pegasus shall make its marketing and sales staff available for training by HVC to market and promote the HVC Library to Properties for inclusion in the HVC Library and as contemplated by this Agreement.

         b. Pegasus shall use reasonable efforts to make appointments with Properties to market the HVC Library to Properties for inclusion in the HVC Library and as contemplated by this Agreement.

         c. Pegasus shall use reasonable efforts to market, endorse, and promote the HVC Library to Properties; provided that the HVC Library may be sold along or bundled with other Pegasus products including, but not limited, to web pages, booking services, and other Internet related products and/or services.

         d. Pegasus shall use reasonable efforts to obtain "Initial Contracts", as hereinafter defined, and to obtain deposits from Propert(ies) in connection with such Initial Contract(s) in order that HVC shall create a vignette to be included in the HVC Library for each Property that is the subject matter of an Initial Contract. The Initial Contract shall be substantially in the form and based substantially upon the terms and conditions described on Exhibit A and which pricing shall substantially be based upon the pricing schedule described on Exhibit B hereto and incorporated herein, which terms, conditions, and pricing shall be consistent with all terms, conditions and pricing to other entities entering into similar agreements as this Agreement with HVC. HVC reserves the right to modify Exhibit A or Exhibit B, in its sole discretion, upon thirty (30) days prior written notice.

         e. Pegasus shall use reasonable efforts to obtain "Renewal Contracts," as hereinafter defined, and to obtain deposits from Properties in connection with such Renewal Contract for each Property that is the subject matter of an Initial Contract obtained by Pegasus.

         f. Pegasus shall provide HVC with a monthly production report itemizing hotel bookings processed through its THISCO/HCC Systems with regard to participating HVC hotels (a list of such HVC hotels shall be provided by HVC to Pegasus, and which list shall be updated, as additional hotels are added to the list of HVC hotels) that are booked by participating HVC travel agencies (a list of such participating HVC travel agencies which shall be provided by HVC to Pegasus and which list shall be updated, as additional travel agencies are added to the list of participating HVC travel agencies). At the option of Pegasus, the report may be either based on (i) net reservations based on the date or arrival or (ii) transactions (i.e. new bookings, modifications and cancellations), based on the date of transaction. Additionally, Pegasus shall provide HVC with a monthly production report itemizing the volume of Internet users visiting the TravelWeb Internet site and that have selected to view HVC hotels.

         g. Pegasus agrees to list HVC as its preferred marketing provider of hotel and attraction vignettes.

         h. For purposes of this Agreement, the term

                  i. "Initial Contract" means a written agreement between one Property, on the one hand, and HVC, on the other hand, that is obtained by Pegasus and which Property shall not have previously contracted with HVC; provided that if a written agreement includes more than one Property, that written agreement shall constitute such number of Initial Contracts as shall be equal to the number of Properties contained in such agreement. By way of example, if Pegasus obtains contracts with Best Western hotels for 5,000 hotels, but such agreements is contained in only one written contract, that written agreement shall constitute 5,000 Initial Contracts; and

                  ii. "Renewal Contract" or "Renewals" means a renewal of an Initial Contract.

4. SERVICES TO BE PROVIDED BY HVC. HVC agrees to provide the following services to Pegasus:

         a. Upon execution of an Initial Contract, HVC shall undertake the video taping and production of vignettes of such hotels, on a first priority basis;

         b. HVC shall include the vignettes described in Section 4(a) on HVC's file server;

         c. All vignettes derived from videotaping or other HVC owned media that has been fixed in a tangible medium of expression in connection with Properties who contract with the Company (the "HVC Content") by HVC, shall be stored on (i) HVC's file server and shall be accessible via hyperlink through the Internet from the TravelWeb Internet site; or (ii) stored on HVC's file server with a point to point high speed link to Pegasus' file server; provided that at all times, HVC's copyright and other applicable intellectual property notices set forth, as required by HVC, shall be visible where HVC Content is displayed and/or viewed; provided that it shall be HVC's sole responsibility to include all copyright and other applicable intellectual property notices on all relevant tangible media of expressions; and provided further that the choice of the method of storage of the HVC Content shall be at the sole discretion of HVC.

         d. HVC will guarantee that its file server and related equipment will be of such capacity and operational speed to provide acceptable response times and availability to system users.

         e. Subject to the provisions of this Section 4(e), HVC shall process its transactions by Internet users as follows:

                  i. If an Internet user accesses the HVC Library via Pegasus' website, then any bookings and/or processing of reservations shall be forwarded to the Pegasus website; and

                  ii. If an Internet user accesses the HVC Library via a website owned by a hotel reservation service or other entity that can provide hotel booking services ("Competitor"), then any bookings and/or processing of reservations shall be forwarded back to that Competitor; and

                  iii. If an Internet user accesses the HVC Library from any website other than through a Competitor website, HVC shall forward any bookings and/or processing to Pegasus' website, making Pegasus the preferred booking vendor; provided that Pegasus has the ability to undertake the bookings and/or processing and the hotel was not contracted by a competitor marketing partner. This includes all Internet users who originate at the HVC website.

                  iv. On a monthly basis, in a jointly agreed upon format, HVC shall provide Pegasus with a list of participating hotels and a list of IATA numbers of participating travel agencies.

         f. HVC shall train Pegasus sales staff at Pegasus locations to market and promote the HVC Library to Properties for inclusion in the HVC Library, which training shall be at the expense of HVC.

5. OBLIGATIONS OF PEGASUS. In consideration of the execution of this Agreement by HVC and for Pegasus becoming HVC's preferred booking vendor, Pegasus agrees to use its reasonable efforts to attain a minimum of 1,000 Initial Contracts during the Term (the "Minimum Contracts), as set forth in Section 13 of this Agreement; provided that in the event that Pegasus does not attain the Minimum Contracts, the effect on the parties and the provisions of this Agreement shall be that (i) Pegasus shall not be considered HVC's preferred booking vendor; and
(ii) the provisions of Section 8 and the Option shall be null and void.

6.       OBLIGATIONS OF BOTH PARTIES.

         a. Pegasus and HVC shall mutually agree upon a market program that may include the creation of marketing collaterals, press releases and other marketing materials, and which costs and expenses shall be shared by Pegasus and HVC on a 50%/50% basis. If no agreement can be reached, this Contract shall terminate.

         b. Pegasus and HVC shall be responsible on a 50%/50% basis for all documented costs and out of pocket related expenses in connection with the point to point link from a major telecommunication provider, as described in Section 4(c) hereof.

7.       CONSIDERATION.

         a. Except as set forth in Section 7(c), 7(d) and Section 8 hereof, as the sole consideration for the services to be provided by and the obligations of Pegasus to the Company, Pegasus shall receive the following commission:

                  i. Twenty (20%) percent of all "Net Revenues" (as defined below) received on all Initial Contracts obtained by Pegasus during the first year of such Initial Contracts; and

                  ii. Ten (10%) percent of all Net Revenues received by HVC for each Renewal obtained by Pegasus and which consideration for such renewals shall be paid to Pegasus by HVC for a period of up to three years following the termination of this Agreement for all Renewals.

         b. For purposes of this Section 7, the term "Net Revenues" shall mean the total dollar amount of funds received by the Company, based upon the terms and conditions set forth on Exhibit B hereto and incorporated herein, less applicable taxes, if any.

         c. The provisions of Section 7(a) and 7(b) notwithstanding, to the extent that agreements with Properties are obtained by Pegasus at prices that are less than as set forth on Exhibit B, attached hereto and incorporated herein or as otherwise agreed upon between HVC and Pegasus, then the commission schedules shall be adjusted as mutually agreed upon by HVC and by Pegasus.

         d. To the extent that a conflict occurs whereby a Property is solicited by two or more representatives of entities under this Agreement or any similar agreement with HVC, then HVC, in its reasonable and fair discretion, shall determine to which entity consideration shall be paid by HVC in connection with the Initial Contract between HVC and such Property.

         e. All fees due to Pegasus pursuant to this Agreement shall be paid by HVC within thirty (30) days after receipt of funds by HVC. All commission on installment sales shall be paid in corresponding installments. In connection therewith, HVC shall furnish Pegasus with a full, complete and accurate accounting showing dollar amounts received in connection with the Initial Contracts (or Renewals) and such accounting shall also include detailed information sufficient for Pegasus to determine the status of all contracts and payments made on each of the Initial Contracts and Renewals obtained by Pegasus on behalf of HVC. Pegasus shall have free and full access to such documentation at any reasonable hour of the day during which the HVC's offices are open. HVC shall retain such books of account and records and other documents and material in HVC's possession or under its control insofar as they relate to the Initial Contracts and Renewals for at least three (3) years following the termination or expiration of this Agreement. Pegasus shall be responsible for any audits that it may undertake in connection with such accounting or audit; provided that HVC agrees to reimburse Pegasus for the cost of any audits deemed necessary and proper and for which such audit finds a discrepancy of five percent (5%) or more in favor of Pegasus.

8. OPTION TO PURCHASE. HVC shall grant Pegasus an option to purchase up to thirty-three and one-third (33-1/3%) percent of the outstanding capital stock of HVC for an aggregate of three million three hundred thirty-three thousand ($3,333,000) dollars as described more fully on Exhibit C (Option to Purchase Common Stock of HotelView Corporation (the "Option")); provided that Pegasus has met the requirements of the terms set forth in the Option which include as follows:

         At such time, on behalf of HVC, as Pegasus has obtained

                  i. not less than (A) one thousand (1000) Initial Contracts on behalf of HVC and (B) for which HVC shall have received (I) executed agreements and (II) full payment of the deposit amount stated in such applicable Initial Contract, then the option to purchase up to five (5%) percent of the outstanding Common Shares of HVC for an aggregate of Five Hundred Thousand ($500,000) Dollars shall vest in Pegasus;

                           ii. not less than an additional (A) one thousand five hundred (1,500) Initial Contracts on behalf of HVC (for a total of 2,500 Initial Contracts) and (B) for which

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         HVC shall have received (I) executed agreements and (II) full payment of the deposit amount stated in such applicable Initial Contract, then the option to purchase up to an additional ten (10%) percent of the outstanding Common Shares of HVC for an aggregate of One Million ($1,000,000) Dollars shall vest in Pegasus;

                  iii. not less than an additional (A) two thousand five hundred (2,500) Initial Contracts on behalf of HVC (for a total of 5,000 Initial Contracts) and for which HVC shall have received (I) executed agreements and (II) full payment of the deposit amount stated in such applicable Initial Contract, then the option to purchase up to an additional ten (10%) percent of the outstanding Common Shares of HVC for an aggregate of One Million ($1,000,000) Dollars shall vest in Pegasus; and

                  iv. not less than an additional (A) five thousand (5,000) Initial Contracts on behalf of HVC (for a total of 10,000 agreements) and for which HVC shall have received (I) executed agreements and (II) full payment of the deposit amount stated in such applicable Initial Contract, then the option to purchase up to an additional eight and one-third (8-1/3%) percent of the outstanding Common Shares of HVC for an aggregate of Eight Hundred Thirty-three Thousand ($833,000) Dollars shall vest in Pegasus.

This option shall be cumulative during the Term, as set forth in Section 13, and any renewals thereof, provided that once Initial Contract levels have been met as described in this Section 8, this Option may be exercised at any time during the Term of the Agreement and for a period of two (2) years after termination of the Agreement (the "Option Period"), for whatever reason, at which time the exercise period shall terminate. At all times during the Option Period, Pegasus shall have the right to purchase such percentage of the outstanding capital stock as is set forth in this Section 8 and in Exhibit C; provided that during any such time during the Option Period that Pegasus shall not have obtained (A) 1000 Initial Contracts on behalf of HVC and (B) for which HVC shall have received (I) executed Agreements and (II) full payment of the deposits stated in such applicable Initial Contract, HVC or its affiliates shall have the absolute right to sell, merge or consolidate all of the outstanding capital stock or all of the assets of HVC and Pegasus shall have no rights whatsoever in connection with such sale, merger, or consolidation.

9. THE BUSINESS. The parties to this Agreement specifically agree that the Business as defined in Recital A of this Agreement, is the only business of HVC and any additional products or services that may be developed, created, produced, marketed or distributed, including without limitation, any additional libraries or content, by Visual Data Corporation ("VDC"), the parent company of HVC, or any affiliates of VDC, shall not be deemed to be a part or portion of the Business or an asset or assets of HVC or in any other manner be related to HVC.

10.      REPRESENTATIONS AND WARRANTIES.

         a.       Pegasus represents and warrants that

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                  i. it is a validly formed corporation, existing under the laws of the state of __________ and has all requisite power and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Pegasus and the performance by Pegasus of its obligations hereunder have been taken or will be taken in accordance with the terms hereof. This Agreement constitutes the valid and binding obligation of Pegasus;

                  ii. it or its subsidiaries is the owner of all rights, title and interest in and to the mark TravelWeb, Click-It, WebRes, UltraDirect, THISCO, UltraSwitch, UltraAccess, HCC Link, ChainLink and HCC (collectively the Pegasus Marks") and all related proprietary rights thereto including any and all rights and privileges provided under the trademark, copyright, trade secret and other laws of the United States, the individual states thereof, and jurisdictions foreign thereto, and the goodwill associated therewith (the "Proprietary Rights").

         b.       HVC represents and warrants that

                  i. it is a validly formed corporation, existing under the laws of the state of Florida and has all requisite power and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by HVC and the performance by HVC of its obligations hereunder have been taken or will be taken in accordance with the terms hereof. This Agreement constitutes the valid and binding obligation of HVC;

                  ii. it is the owner of all rights, title and interest in and to the mark HOTELVIEW (the "HVC Mark") and all related proprietary rights thereto including any and all rights and privileges provided under the trademark, copyright, trade secret and other laws of the United States, the individual states thereof, and jurisdictions foreign thereto, and the goodwill associated therewith (the "Proprietary Rights").

                  iii. it is or shall be the owner of all rights, title and interest in and to each vignette and the HVC Library now in existence or hereinafter created or modified and all related Proprietary Rights.

11. COPYRIGHT. Pegasus shall not assert any right, title or interest in or to the HVC Content, HVC Library or any vignettes contained therein. Pegasus acknowledges and agrees that HVC has reserved all right, title and interest in and to the copyright, the right to apply for copyright registration, and any extensions and renewals, in all publication, reproduction, broadcast or other derivative rights of each vignette and the HVC Library including, but not limited to merchandising rights, use of title rights, publication rights, and foreign edition rights. Except as specifically set forth in this Agreement there is no other grant of license to Pegasus by HVC in connection with any vignette or the HVC Library.

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12.      GRANT OF NON-EXCLUSIVE LICENSES.

         a. During the Term (and any renewals thereof) as set forth in Section 13 of this Agreement, Pegasus hereby agrees to grant to HVC, a limited, non-exclusive, personal right and license to use the Pegasus Marks under the Proprietary Rights in connection with its marketing and promotional materials and HVC accepts such grant, provided Pegasus gives prior written approval of all uses.

         b. During the Term (and any renewals thereof), HVC hereby agrees to grant to Pegasus,

                  i. a limited, non-exclusive, world-wide, non-assignable, personal right and license (the "HVC License") to unlimited access HVC Content from Pegasus' Internet website at no charge.

                  ii. a limited, non-exclusive, world-wide, non-assignable, personal right and license, subject to the prior written consent of HVC, which approval shall not be unreasonably withheld, to private label the HVC product (i.e. as Pegasus' HotelView).

         c. The above grant of licenses notwithstanding, all modifications, improvements, derivative works or otherwise created in connection with any property by any party, and specifically including the Pegasus Marks, the HVC Marks, the HVC Content, the vignettes and the HVC Library, that is the subject of a grant of such licenses shall be the property of the party with whom the original property was owned.

13.      TERM.

         a. INITIAL TERM. Except as otherwise provided herein, this Agreement shall commence on the Effective Date and shall remain in full force and effect for a period of two (2) years thereafter.

         b. AUTOMATIC RENEWAL. The Term shall automatically be renewed for an additional one (1) year periods, pursuant to the terms and conditions set forth in this Agreement, unless (i) prior written notice is given to the non-terminating party no less then ninety (90) days prior to the expiration of the Term or any renewal Term, or (ii) this Agreement is terminated pursuant to this Section 14.

14.      TERMINATION.

         a. IMMEDIATE TERMINATION. This Agreement may be terminated immediately by either party upon the occurrence of any of the following events:

                  i. Any assignment of this Agreement by either party in violation of Section 17(c) herein;


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                  ii. Commencement of voluntary proceedings by the
         non-terminating party or of any involuntary proceedings against the non-terminating party under any provision of any Federal or State act relating to bankruptcy or insolvency;

                  iii. Any legal or equitable proceeding against the non-terminating party, resulting in a judgment or decree, if the sale of all or substantially all of the non-terminating party's assets are contemplated or threatened as a result of such judgment or decree;

         b. TERMINATION AFTER FAILURE TO CURE BREACH. If either party commits a material breach of any of the provisions of this Agreement, the non-breaching party may terminate the Agreement at any time, if after providing written notice to the breaching party of the alleged breach or failure, the breach or failure remains uncured for a period of ten (10) days after receipt of such notice (or for a period of sixty (60) days as provided in Section 14(b) hereof).

         c. NOTICE BEFORE EXPIRATION. If either party desires to not renew this Agreement, it may terminate this Agreement by giving to the other party not less than ninety (90) days' written notice prior to the end of any Term (or any renewals thereof) of this Agreement.

         d. WITHOUT PREJUDICE OF RIGHTS. The termination of this Agreement for any reason shall be without prejudice to any rights of either party against the other which may have accrued before the date of such termination.

         e. AUTHORITY AFTER TERMINATION. After termination of this Agreement, Pegasus shall have no further express authorization or consent from HVC to use its Library free of charge, as set forth in Section 4(c) hereof.

15.      INDEMNIFICATION

         a. HVC shall indemnify and hold Pegasus harmless from and against, and shall be responsible or liable for, any claims, liabilities, damages, losses, costs, attorneys' fees, including, but not limited to, any indirect, special, incidental, consequential or punitive losses or damages of any kind, including lost profits with respect to any action, inaction or activities by HVC, concerning, either directly or indirectly, the subject matter of this Agreement.

         b. Pegasus shall indemnify and hold HVC harmless from and against, and shall be responsible or liable for, any claims, liabilities, damages, losses, costs, attorneys' fees, including, but not limited to, any indirect, special, incidental, consequential or punitive losses or damages of any kind, including lost profits with respect to any action, inaction or activities by Pegasus, concerning, either directly or indirectly, the subject matter of this Agreement.


                                        9
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16. RELATIONSHIP OF THE PARTIES. The relationship of HVC to Pegasus shall be that of independent parties to this Agreement. Nothing in this Agreement shall be construed to place the parties in the relationship of partners, joint venturers or agents, and neither Pegasus nor HVC shall have the power to obligate or bind each other in any manner whatsoever.

17.      MISCELLANEOUS PROVISIONS.

         a. NOTICES. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, addressed as follows:

                  If to HVC:
                  HotelView Corporation
                  1600 S. Dixie Highway

                  Suite 300
                  Boca Raton, Florida 33432

                  Attention:  Randy S. Selman, President

                  With a copy to:

                  Atlas, Pearlman, Trop & Borkson, P.A.
                  200 E. Las Olas Boulevard, Suite 1900
                  Fort Lauderdale, Florida 33301
                  Attention:  Gayle Coleman, Esq.

                  If to Pegasus:
                  Pegasus Systems, Inc.

                  ==========
                  Attention: __________

         b. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

         c. BINDING EFFECT/ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that an assignment to a subsidiary or affiliate under the control of assignor is permissible without approval.

         d. FURTHER ASSURANCES. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.


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         e. CAPTIONS. The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any of the provisions hereof.

         f. COMPLETENESS AND MODIFICATION. This Agreement constitutes the entire understanding between the parties and supersedes and cancels any and all previous agreements and understandings between the parties pertaining to the subject matter of this Agreement. This Agreement may be amended, modified, superseded or canceled, and any of its terms, covenants, representations, warranties or conditions may be waived, only in writing signed by duly authorized representatives of both parties.

         g. WAIVER. The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

         h. SEVERABILITY. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

         i. CHOICE OF LAW. This Agreement shall become valid when executed and accepted by HVC at its address as stated above. The parties agree that this Agreement shall be deemed negotiated, made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida.

         j. ARBITRATION. The parties to this Agreement agree that in the event of any dispute arising, either directly or indirectly, under or in connection with this Agreement, that they will arbitrate the dispute or disputes in Boca Raton, Florida pursuant to the rules and regulations of the American Arbitration Association. The parties hereto consent to the award of damages by the arbitration if so warranted. In the event of an arbitration, the prevailing party shall be entitled to recover any and all reasonable attorneys' fees and costs incurred at the arbitration level and/or any appeal of the arbitration.

         k. CONSTRUCTION. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Witness:                              HVC:

______________________________        HOTELVIEW CORPORATION,
                                      a Florida corporation


                                      By:  /S/ RANDY S. SELMAN, PRESIDENT
                                           -------------------------------
                                           Randy S. Selman, President


Witness:                              PEGASUS SYSTEMS, INC.,
                                      a ____________ corporation


______________________________        By:  /S/ JOHN F. DAVIS III
                                           -----------------------------
                                      Name:
                                           -----------------------------
                                      Its:
                                           -----------------------------


         Notwithstanding any other provision contained in this Agreement, the sole and exclusive remedy for Pegasus' failure, for whatever reason, to obtain the Initial Contracts, the Minimum Contracts or the Renewal Contracts shall be termination of this Contract and the option contained herein, all other remedies, claims, damages or otherwise being hereby waived.


                                           -----------------------------
                                                       Initials